Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF

PRESIDENT AND CHIEF EXECUTIVE OFFICER

KOKOMO, IN, September 4, 2018 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, announced today that its Board of Directors has unanimously appointed Michael Shor as the Company’s President and Chief Executive Officer, effective September 1, 2018. Mr. Shor has served as Interim President and Chief Executive Officer of the Company since May 29, 2018, is a thirty-year veteran of the metals industry and has been a member of the Board of Directors of the Company since 2012, serving as its Chairman from 2017 until his appointment as President and Chief Executive Officer. In his last position as Executive Vice President of Carpenter Technology Corporation, Mr. Shor was responsible for the performance of Carpenter Technology’s operating divisions.

“As I step into this role, I am truly energized when I see and understand the significant potential that exists within Haynes,” said Shor. “Haynes has excellent hard-working people, terrific technology, innovative specialty alloys and products and significant opportunities for growth.”

Following his election as President and CEO, Mr. Shor stepped down as Chairman of the Board of Directors of the Company and will continue as a director of the Company.  Robert H. Getz, a current director of the Company, has been elected by the Board to replace Mr. Shor as Chairman.

“On behalf of the Board, I am pleased that Michael Shor has accepted the position as the Company’s President and CEO”, said board Chairman Robert Getz. “The board assessed and concluded that Michael Shor’s experience, expertise and commitment are very well suited to achieving the strategic goals of Haynes.”

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact made in this press release are forward-looking statements.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.